Exhibit 99.1
SOURCE: Earthstone Energy, Inc.

633 Seventeenth Street, Ste. 2320 Denver, CO 80202-3619 (303) 296-3076 (303) 773-8099 Fax

FOR RELEASE:	8:30 AM, June 9, 2014
CONTACT:	Ray Singleton 303-296-3076, ext. 102

Earthstone Energy Reports Status of Completions on South Texas Wells

DENVER, COLORADO – June 9, 2014 - EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported that the Company re-commenced completion operations last week on the WCNU #126.  The #126 well, which was previously unproductive in the lower Mirando Sand, was acid stimulated a week ago to enhance fluid production.  Testing will commence this week to determine if the stimulation improved the well’s productive capacity from this lower zone.  While the WCNU #126 is being tested, the other two wells, the WCNU #124 and WCNU #125, remain partially completed and shut-in; awaiting the results of the #126.  The Company previously reported that it drilled three new wells in late March and early April of this year in the West Cole North Unit (the North Unit), located in Webb County, Texas.  The North Unit currently generates approximately 10% of the Company’s oil production and revenue.  Earthstone is the Operator and has a 96% working interest in the North Unit.

“We have received numerous phone calls concerning some erroneous information on our operations in south Texas,” commented Ray Singleton, President of Earthstone.  “These three new wells have not, and are not, producing.  It seems that someone is circulating exaggerated production claims and/or is challenged to understand the production reported on the Texas RRC website.  Shareholders and potential investors are encouraged to read previous press releases on our south Texas efforts.  Once again, these three new wells have not, and are not, producing.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2013 and Quarterly Reports on Form 10-Q for the three, six and nine months ended June 30, 2013, September 30, 2013 and December 31, 2013, respectively.  The Company disclaims any obligation to update forward-looking statements.